Exhibit 99




                            QUAD CITY HOLDINGS, INC.


                              DEFERRED INCOME PLAN



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                            QUAD CITY HOLDINGS, INC.
                              DEFERRED INCOME PLAN


1. PURPOSE

The purpose of the Quad City Holdings, Inc. Deferred Income Plan (the "Plan") is to enable directors and key officers of Quad City Holdings, Inc., and any affiliates (the "Company"), to elect to defer a portion of the fees and cash compensation payable by the Company on account of service as a director or employee. The Plan is intended as a means of maximizing the effectiveness and flexibility of the compensation arrangements to directors and a select group of management or highly compensated employees of the Company and affiliates, and as an aid in attracting and retaining individuals of outstanding abilities and specialized skills for service.

2. EFFECTIVE DATE

The Plan is effective as of January 1, 1997.

3. PLAN ADMINISTRATION

The Plan shall be administered by the Compensation Committee (hereinafter referred to as the "Committee") of the Board of Directors of the Company (hereinafter referred to as the "Board") which shall be comprised of at least two (2) non-employee directors. A non-employee director is any member of the Board who: (i) is not currently an officer of the Company or a related corporation; (ii) does not receive compensation for services rendered to the Company or a related corporation in any capacity other than as a director; (iii) does not possess an interest in any transaction with the Company for which disclosure would be required under the securities laws; or (iv) is not engaged in a business relationship with the Company for which disclosure would be required under the securities laws. The Committee shall have sole authority to select the individuals, from among those eligible, who may participate under the Plan and to establish all other participation requirements. The Committee is authorized, subject to Board approval, to interpret the Plan and may from time to time adopt such rules, regulations, forms and agreements, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in administering the Plan shall be subject to Board review.

4.  ELIGIBILITY

Any director or key officer of the Company or any affiliate designated by the Board is eligible to participate in the Plan; provided, however, that officers or employees so designated shall be limited to a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Any such director or key officer shall be a "Participant" as of the date designated by the Board, and his or her status as a Participant shall continue until the date of the first payment pursuant to Section 8 hereof.

5. SHARES SUBJECT TO THE PLAN

The aggregate number of shares of common stock of the Company (hereafter referred to as "Shares") which may be distributed to directors and employees under the Plan shall be 50,000 Shares. Any Shares that remain unissued at the termination of the Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available sufficient Shares to meet the requirements of the Plan. The aggregate number of Shares which may be sold under the Plan shall be adjusted to reflect a change in capitalization of the Company, such as a stock dividend or stock split.

6.  ELECTION TO DEFER INCOME

(a) In General. Each Participant shall be entitled to make an irrevocable election to defer receipt of all or a part of the fees or compensation payable to him or her in cash ("Income") during the calendar year following the date of such election; provided, however, that within thirty (30) days of first becoming a Participant, a Participant may make an election which relates to Income otherwise payable to him or her during the calendar year in which the election is made, provided such Income relates to services performed after the date of the election. Such election shall continue in effect until the Participant delivers to the Board a written revocation or modification of such election with respect to Income related to services to be performed for a subsequent calendar year. Income with respect to which a deferral election has been made (and shall not have been revoked) shall be referred to hereinafter as "Deferred Income."
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(b)  Manner of Election.  Elections to defer  receipt of Income shall be made in writing in accordance with such rules and procedures as the Committee may prescribe, provided however that each such election to defer shall include:

     (i) the amount to be deferred, expressed either as a fixed dollar amount or a percentage of Income;

     (ii) the date on which the Deferred Income shall be paid; and

     (iii) the number of annual installments for the payment of Deferred Income (maximum ten (10)).

Elections to defer receipt of base salary or fees must be made at least two (2) months before the beginning of the calendar year for which such amounts would otherwise be paid, elections to defer receipt of incentive compensation must be made at least two (2) months before the incentive compensation is determined. An election to change the date or manner of payment may not be made any later than twelve (12) months before the "payment event" date of a Participant's most recent election.

7.  RECORD AND CREDITING OF DEFERRED AMOUNTS

(a) Deferred Income. The Company shall credit the amount of any Deferred Income to a memorandum account for the benefit of the Participant (the "Deferred Income Account") no later than the last day of the calendar quarter in which such Income would otherwise have been paid to the Participant.

(b) Investment Direction. The Committee will allow a Participant to direct the investment of his or her Deferred Income Account in accordance with such rules and procedures as the Board may prescribe. The Company will be relieved of all investment responsibility and liability for such investment direction. A direction to purchase Shares may not be made within six (6) months of a direction to sell Shares, and a direction to sell Shares may not be made within six (6) months of a direction to purchase Shares, under the Plan or any other plan or program maintained by the Company.

(c) Value and Statement of Account. The Committee shall provide each Participant with a statement of the value of his or her Deferred Income Account, including the amount of Deferred Income and income thereon, determined as of each December 31 (the "Valuation Date").

8.  PAYMENT OF DEFERRED ACCOUNT

(a) In General. No withdrawals or payment shall be made from the Participant's Deferred Income Account except as provided in this Section 8.

(b) Payment Event. The value of a Participant's Deferred Income Account shall be payable in either a single payment or up to ten (10) annual installments commencing on the March 15 following the occurrence of a "payment event". A "payment event" shall be the date specified in the Participant's deferral election, which may be: (i) the date he or she terminates service with the Company; (ii) the date he or she attains the age specified in the deferral election; or (iii) the first or later to occur of either of such dates.

(c)  Manner of Payment.

     (i)  If  a  Participant   elects  a  single   installment,   the  value  of
          Participant's entire Deferred Income Account as of the Valuation Date preceding payment shall be paid to him or her in one lump sum.

     (ii) If a Participant elects two or more installment payments, the amount of an installment payment shall be a fraction of the value of the Participant's Deferred Income Account on the Valuation Date preceding such installment payment date, the numerator of which is one (1) and the denominator which is the total number of installments elected minus the number of installments previously paid.
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(d)  Acceleration  for Hardship.  The  Committee,  in its sole  discretion,  and whether or not a "payment event" shall have occurred, may accelerate payment of amounts credited to a Participant's Deferred Income Account if requested to do so and if the requirements of this paragraph (d) are met. Such acceleration may occur only in the event of an unforeseeable financial emergency or severe hardship from one or more recent events beyond the control of the Participant, and is limited to the amount deemed reasonably necessary to satisfy the emergency or hardship.

(e) Death of Participant. In the event that a Participant shall die at any time prior to complete distribution of all amounts payable to him or her under the provisions of the Plan, the unpaid balance of the Participant's Deferred Income Account shall be determined as of the Valuation Date immediately following such death, and such amount shall be payable in ten
     (10) annual installments commencing on the March 15 following such Valuation Date, or as soon as reasonably possible thereafter, to the Participant's beneficiary or beneficiaries. The Committee in its sole discretion may elect to pay the value of a Participant's Deferred Income Account in a single payment following such death.

9.  DESIGNATION OF BENEFICIARY

Participants shall designate in writing, in accordance with such rules and procedures as the Committee may prescribe, the beneficiary or beneficiaries who are to receive the Participant's Deferred Income Account in the event of the Participant's death.

10.      UNSECURED OBLIGATIONS

The obligation of the Company to make payments under the Plan shall be a general obligation of the Company, and such payments shall be made from general assets and property of the Company. The Participant's relationship to the Company under the Plan shall be only that of a general unsecured creditor and neither this Plan nor any agreement entered into hereunder or action taken pursuant hereto shall create or be construed to create a trust or fiduciary relationship of any kind. The Company may establish an irrevocable grantor trust for purposes of holding and investing the Deferred Income Account balances but such establishment shall not create any rights in or against any amount so held, except that the trustee of such trust may vote any Shares thereunder in accordance with the direction of the Participants.

11. AMENDMENT AND TERMINATION

The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, suspension or termination shall impair the rights of any Participant, without his consent, in such Participant's Deferred Income Account under the Plan.

12. EFFECT OF TRANSFER

In the event that all or substantially all of the assets of the Company shall be transferred by way of a sale, merger, consolidation or other means, the entire unpaid balance of each Deferred Income Account shall be paid in a single lump sum to the Participant as of the effective date thereof.

13. NON-ASSIGNABILITY

No right to receive payments under the provisions of this Plan shall be transferable or assignable by a Participant, except by will or the laws of descent and distribution or by gifting for the benefit of descendants in estate planning situations, and during his or her lifetime payment may only be received by the Participant or his or her legal representative or guardian.

14. DELIVERY AND REGISTRATION OF STOCK


The Company's obligation to deliver Shares shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the individual to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933 (the "Act") or any other federal, state or local securities legislation or regulation. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under securities legislation. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, and (ii) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.
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This Plan is intended to comply with Rule 16b-3 under the Act. Any  provision of the Plan which is inconsistent with said rule shall, to the extent of such inconsistency, be inoperative and shall not affect the validity of the remaining provisions of the Plan.

15. BINDING PROVISIONS

All of the  provisions  of this Plan shall be binding upon all persons who shall
be  entitled  to  any   benefits   hereunder   and  their  heirs  and   personal
representatives.

16. CLAIMS PROCEDURE

If any benefits become payable under this Plan, the Participant (or designated beneficiary in the case of the Participant's death) shall file a claim for benefits by notifying the Committee in writing. If the claim is wholly or partially denied, the Committee shall provide a written notice within ninety
(90) days specifying the reason for the denial, the Plan provisions on which the denial is based, and additional material or information necessary to receive benefits, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

If a claim is denied and a review is desired, the Participant (or designated beneficiary in the case of the Participant's death) shall notify the Committee in writing within sixty (60) days after receipt of a written notice of a denial of a claim. In requesting a review, the Participant or beneficiary may review Plan documents and submit any written issues and comments he or she feels are appropriate. The Committee shall then review the claim and provide a written decision within sixty (60) days of receipt of a request for review. This decision shall state the specific reasons for the decision and shall include references to specific Plan provisions on which the decision is based.

17. NAMED FIDUCIARY

The Company shall be the named fiduciary, as defined under Section 402 of ERISA, under the Plan.